Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-237052

April 13, 2020

Pricing Term Sheet

Exxon Mobil Corporation

$2,750,000,000 1.571% Notes due 2023 (the “2023 Fixed Rate Notes”)

$1,250,000,000 2.992% Notes due 2025 (the “2025 Fixed Rate Notes”, constituting a further issuance of the 2.992% Notes due 2025, of which $1,500,000,000 aggregate principal amount was issued on March 19, 2020)

$2,000,000,000 2.610% Notes due 2030 (the “2030 Fixed Rate Notes”)

$750,000,000 4.227% Notes due 2040 (the “2040 Fixed Rate Notes”, constituting a further issuance of the 4.227% Notes due 2040, of which $1,250,000,000 aggregate principal amount was issued on March 19, 2020, and together with the 2025 Fixed Rate Notes, the “Additional Notes”)

$2,750,000,000 3.452% Notes due 2051 (the “2051 Fixed Rate Notes”, and together with the 2023 Fixed Rate Notes and the 2030 Fixed Rate Notes, the “New Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior unsecured fixed rate notes

Trade Date:	April 13, 2020

Settlement Date:	April 15, 2020 (T+2)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings:	Aa1 (Moody’s Investors Service, Inc.) AA (Standard & Poor’s Ratings Services)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Terms applicable to the Additional Notes

Principal Amount:	$1,250,000,000 of 2025 Fixed Rate Notes $750,000,000 of 2040 Fixed Rate Notes

Maturity Date:	March 19, 2025 for the 2025 Fixed Rate Notes March 19, 2040 for the 2040 Fixed Rate Notes

Coupon (Interest Rate):	2.992% per annum for the 2025 Fixed Rate Notes 4.227% per annum for the 2040 Fixed Rate Notes

Interest Payment Dates:	March 19 and September 19, commencing September 19, 2020 (the Interest payable on September 19, 2020 being in respect of the period commencing March 19, 2020) for the Additional Notes. The Interest payable on September 19, 2020 will include interest deemed to have accrued from and including March 19, 2020 to, but excluding, April 15, 2020, totaling $2,701,111.11 in the case of the 2025 Fixed Rate Notes and $2,289,625.00 in the case of the 2040 Fixed Rate Notes. Such accrued interest shall be paid by the purchasers of the Additional Notes

Price to Public:	105.302% for the 2025 Fixed Rate Notes 112.417% for the 2040 Fixed Rate Notes

Benchmark Treasury:	0.500% due March 31, 2025 for the 2025 Fixed Rate Notes 2.375% due November 15, 2049 for the 2040 Fixed Rate Notes

Benchmark Treasury Yield:	0.443% for the 2025 Fixed Rate Notes 1.402% for the 2040 Fixed Rate Notes

Spread to Benchmark Treasury:	+140 basis points for the 2025 Fixed Rate Notes +195 basis points for the 2040 Fixed Rate Notes

Yield to Maturity:	1.843% for the 2025 Fixed Rate Notes 3.352% for the 2040 Fixed Rate Notes

Make-Whole Call:	All or a portion of the Additional Notes will be redeemable at a redemption price equal to the greater of (x) 100% of the principal amount of the Additional Notes then outstanding to be redeemed or (y) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the Additional Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), (i) at any time prior to February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2025 Fixed Rate Notes, and (ii) at any time prior to September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2040 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption

Par Call:

At any time on and after February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), the Company may redeem the 2025 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2025 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes), the Company may redeem the 2040 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2040 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

CUSIP/ISIN:	30231G BH4/US30231GBH48 for the 2025 Fixed Rate Notes 30231G BF8/US30231GBF81 for the 2040 Fixed Rate Notes

Terms applicable to the New Notes

Principal Amount:	$2,750,000,000 of 2023 Fixed Rate Notes $2,000,000,000 of 2030 Fixed Rate Notes $2,750,000,000 of 2051 Fixed Rate Notes

Maturity Date:	April 15, 2023 for the 2023 Fixed Rate Notes October 15, 2030 for the 2030 Fixed Rate Notes April 15, 2051 for the 2051 Fixed Rate Notes

Coupon (Interest Rate):	1.571% per annum for the 2023 Fixed Rate Notes 2.610% per annum for the 2030 Fixed Rate Notes 3.452% per annum for the 2051 Fixed Rate Notes

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2020 (the Interest payable on October 15, 2020 being in respect of the period commencing April 15, 2020) for the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes

Price to Public:	100.000% for the 2023 Fixed Rate Notes 100.000% for the 2030 Fixed Rate Notes 100.000% for the 2051 Fixed Rate Notes

Benchmark Treasury:	0.250% due April 15, 2023 for the 2023 Fixed Rate Notes 1.500% due February 15, 2030 for the 2030 Fixed Rate Notes 2.375% due November 15, 2049 for the 2051 Fixed Rate Notes

Benchmark Treasury Yield:	0.321% for the 2023 Fixed Rate Notes 0.760% for the 2030 Fixed Rate Notes 1.402% for the 2051 Fixed Rate Notes

Spread to Benchmark Treasury:	+125 basis points for the 2023 Fixed Rate Notes +185 basis points for the 2030 Fixed Rate Notes +205 basis points for the 2051 Fixed Rate Notes

Yield to Maturity:	1.571% for the 2023 Fixed Rate Notes 2.610% for the 2030 Fixed Rate Notes 3.452% for the 2051 Fixed Rate Notes

Make-Whole Call:	All or a portion of the New Notes will be redeemable at a redemption price equal to the greater of (x) 100% of the principal amount of the New Notes then outstanding to be redeemed or (y) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the New Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), (i) at any time prior to maturity at a discount rate of Treasury plus 20 basis points, for the 2023 Fixed Rate Notes, (ii) at any time prior to July 15, 2030 (three months prior to the maturity date of the 2030 Fixed Rate Notes) at a discount rate of Treasury plus 30 basis points, for the 2030 Fixed Rate Notes, and (iii) at any time prior to October 15, 2050 (six months prior to the maturity date of the 2051 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2051 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption

Par Call:

At any time on and after July 15, 2030 (three months prior to the maturity date of the 2030 Fixed Rate Notes), the Company may redeem the 2030 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2030 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after October 15, 2050 (six months prior to the maturity date of the 2051 Fixed Rate Notes), the Company may redeem the 2051 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2051 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

CUSIP/ISIN:	30231G BL5/US30231GBL59 for the 2023 Fixed Rate Notes 30231G BN1/US30231GBN16 for the 2030 Fixed Rate Notes 30231G BM3/US30231GBM33 for the 2051 Fixed Rate Notes

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Mizuho Securities USA LLC SG Americas Securities, LLC Standard Chartered Bank Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Loop Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

The Standard Bank of South Africa Limited

U.S. Bancorp Investments, Inc.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BofA Securities, Inc. at 1-800-294-1322; Citigroup Global Markets Inc. at 1-800-831-9146 or J.P. Morgan Securities LLC at 1-212-834-4533.

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